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                                                                                                                        Exhibit 12.1

STATEMENT RE COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

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                                                               For the Twelve Months Ended September 30
                                        --------------------------------------------------------------------------------------------
(Dollars in thousands)                        1998               1997              1996               1995              1994
--------------------------------------- ------------------ ------------------ ----------------- ------------------ -----------------
FIXED CHARGES:
Real estate
Interest and debt expense                       $  42,817          $  40,819         $  40,514          $  41,040         $  40,576
Ground rent                                            69                101               101                109               115
                                        ------------------ ------------------ ----------------- ------------------ -----------------
  Total fixed charges for ratio - real
    estate                                      $  42,886          $  40,920         $  40,615          $  41,149         $  40,691

Banking
Interest expense                                  238,410            239,815           188,836            189,114           165,544
                                        ------------------ ------------------ ----------------- ------------------ -----------------
  Total fixed charges for ratio - total
    company                                     $ 281,296          $ 280,735         $ 229,451          $ 230,263         $ 206,235
                                        ================== ================== ================= ================== =================


EARNINGS:
Operating income - total company                $ 165,950          $  61,194         $  21,935          $  28,342         $  18,882
  Total fixed charges for ratio - total
    company                                       281,296            280,735           229,451            230,263           206,235
                                        ------------------ ------------------ ----------------- ------------------ -----------------
      Total earnings for ratio                  $ 447,246          $ 341,929         $ 251,386          $ 258,605         $ 225,117
                                        ================== ================== ================= ================== =================


RATIO OF EARNINGS TO FIXED CHARGES                1.6 x              1.2 x             1.1 x              1.1 x             1.1 x
                                        ================== ================== ================= ================== =================

Excess of available earnings over
      fixed charges                            $ 165,950          $  61,194         $  21,935          $  28,342         $  18,882
                                        ================== ================== ================= ================== =================
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